                              EMPLOYMENT AGREEMENT

         This Employment Agreement (the "Agreement") is made and entered into this 13th day of March 1998, by and between AMERICAL INVESTMENT MANAGEMENT, INC., a Florida corporation (the "Company"), and IRWIN GROSS ("Employee"). (Throughout this Agreement Company and Employee may be referred to collectively as Parties for convenience.

                              W I T N E S S E T H:

         WHEREAS, Employee has substantial experience in the development, implementation and sale of financial services, including but not limited to insurance and annuities, and

         WHEREAS, the Company desires to retain, engage and employ Employee, and Employee desires to be so retained, engaged and employed by the Company as the Companies President and Chief Executive Officer for the purpose of creating and establishing a financial services business.

         NOW, THEREFORE, in consideration of the mutual promises, covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency is hereby acknowledged, the Parties agree as follows:

         1. RECITALS: The above and foregoing recitals are true and correct and are incorporated herein by reference.

         2. ENGAGEMENT AND RELATIONSHIP OF PARTIES: The Company hereby employs, hires and engages Employee as an employee and the Employee hereby accepts and agrees to such hiring, engagement and employment, subject to the general supervision and pursuant to the orders, advise and direction of the Company. The Employee shall perform such duties as are specifically set forth in this Agreement, as well as such other duties as are customarily performed by one holding such position in similar businesses or enterprises as that engaged in by the Company.

         3. DUTIES: The Company hereby employs Employee and Employee hereby accepts employment effective as of the date hereof, as the Company's President for the terms set forth herein. During the term of the Employee's employment with the Company, the Employee shall be the President and principal officer of the Company responsible for the development, refinement and implementation of a financial services business, including but not limited to the sale and marketing of insurance, annuities and such other products as mandated by the Company's Board of Directors. The Employee shall also be charged with the responsibility to oversee that the Company is in compliance with all applicable laws, rules and regulations in connection with the business being conducted by the Company. In addition, the Board of Directors may assign Employee such other and additional duties as it may determine appropriate.

         4. TERM: The term of Employee's employment hereunder shall commence on March 4, 1998, and continue thereafter for a term of three (3) years, unless terminated sooner pursuant to the provisions contained in this Agreement for early termination. This Agreement

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shall automatically renew itself for additional one (1) year terms upon the same terms and conditions unless one party gives the other party written notice of their intent not to renew thirty (30) days prior to the expiration date of the expiring term.

         5. COMPENSATION: In consideration of the services performed and to be performed hereunder, Company will pay to Employee during the term of Employee's employment under this Agreement, at the Company's regular and customary intervals for payment of compensation to Employee's salary as follows:

                  A. An amount equal to seventy percent (70%) of all net commission income generated and paid to the Company from accounts developed by Employee and an amount equal to fifty percent (50%) of the net commission income from accounts that are generated by the Company through referrals from sources other than the Employee.

Notwithstanding the foregoing, Employee shall not be entitled to commission in excess of his draw in the second and third year unless the Company's gross commissions received are in excess of $450,000.00 in year two and $500,000.00 in year three.

                  B. DRAW AGAINST COMMISSIONS TO BE ADVANCED: During the first one year following the commencement date of this Agreement, Employee shall receive a draw against his commissions to be earned in the sum of One Hundred Fifty Thousand Dollars ($150,000.00), said draw payable at the Company's regular and customary intervals for payment. Commencing on the first day of the second year following the commencement date of this Agreement, in addition to the Employee's Base Compensation as set forth in paragraph C. below, the Employee shall receive a draw against commission in the sum of One Hundred Twenty-Five Thousand Dollars ($125,000.00) per annum, said draw payable at the Company's regular and customary intervals for payment. Commencing on the first day of the third year following the commencement date of this Agreement, in addition to the Employee's Base Compensation asset forth in paragraph C. below, the Employee shall be entitled to a draw against commission in the sum of One Hundred Fifty Thousand Dollars ($150,000.00) per annum, said draw payable at the Company's regular and customary intervals for payment. The Company and Employee agree that every quarter commencing on the first day of the first quarter following the commencement date of this Agreement, they will perform an accounting so as to compute the actual amount of compensation to which the Employee is entitled. In the event the balance reflected on the accounting indicates that commissions are due the Employee, the Company shall immediately pay said commissions to the Employee. Beginning in the Second Year should the accounting indicate that the Employee has received by way of his draws, more money than that to which he was entitled by way of commission, the Company shall have the right to require the Employee to immediately repay to the Company such overpayment or to make such other arrangements with the Employee for the repayment of said sums as the Company and Employee may agree.

                  C. Base Compensation in Years 2 and 3: During Years 2 and 3 Employee shall receive a salary a base compensation in the sum of Fifty Thousand Dollars

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($50,000.00) each year which shall be paid at the Company's regular and customary intervals for payment of compensation.

         6. PERQUISITES: In addition to the salary set forth above in the preceding section, Employee shall be entitled to the following perquisites and other benefits.

                  A. Employee shall be entitled, in accordance with the Company's general policies for senior management, to participation in pension, saving, stock option, Employee stock option ownership and profit sharing plans, incentive, performance awards, paid vacation leave, health, casualty, disability and life insurance, and other employment benefits as are made available from time to time by the Company.

                  B. During the term of Employee's employment, Employee shall be entitled to reimbursement of all reasonable expenses actually paid or incurred by Employee in the course of, and pursuant to the performance of his duties hereunder, for travel, entertainment up to a maximum amount of Eight Hundred Dollars ($800.00) per month.

                  C. Employee shall be entitled to two weeks paid vacation during each year of the Employee's employment with the Company.

         7. Incentive Stock Options: During the term of the Employee's employment with the Company, the Company shall secure from its parent, Medley Credit Acceptance Corp., incentive stock options for the Employee. The Company and Employee agree that sales growth shall be calculated from a historical revenue base in the sum of $400,000.00. The grant of options shall be determined during the first month following the completion of each twelve (12) calendar month period following the commencement of the employee's employment as follows:

                  Year 1:  Sales Growth              100%: 10,000      150%: 15,000     200%: 25,000
                           Growth by Acquisition     100%: 10,000      150%: 15,000     200%: 25,000
                           Return on Capital          15%:  5,000       20%: 10,000      25%: 15,000
                  Year 2:  Sales Growth               40%:  7,500       60%: 10,000      80%: 20,000
                           Growth by Acquisition      60%:  7,500      150%: 10,000     100%: 20,000
                           Return on Capital          15%: 10,000       20%: 15,000      25%: 25,000
                  Year 3:  Same as Year 2

         8. DISABILITY: In the event the Employee shall be incapacitated by reason of mental or physical disability during the term of his Employment such that he is substantially prevented from performing his principal duties and services hereunder for a period of sixty (60) consecutive days or for shorter periods, aggregating ninety (90) days during any twelve (12) month period, the Company thereafter shall have the right to terminate Employee's employment under this Agreement by sending written notice of such termination to Employee or his legal representative and thereupon his employment shall immediately terminate. Upon such termination, the Employee shall be entitled to receive and shall be paid by the Company his


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salary in effect on the date of termination paid by the Company's customary intervals for the payment of salaries based upon the base reflected in the Employee's draw for the lessor of three (3) months or the remaining term of the Agreement. Upon such termination, the Employee shall also be entitled to receive and shall be paid by the Company all commissions which have been actually earned or accrued through the date of termination. The Employee shall accept such payment and benefits in full discharge and release of the Company of and from any further obligations under this Agreement. Such discharge and release shall not affect any rights or remedies which may be available to Employee or the Company otherwise than under this Agreement.

         9. TERMINATION FOR CAUSE: The Company shall have the right to terminate the employment of Employee hereunder at any time for cause (as used herein, "cause") if:

                  (i) Employee shall be convicted by a court of competent and final jurisdiction of any crime which constitutes a felony in the jurisdiction involved or shall be habitually drunk or intoxicated in public or otherwise commit acts of moral turpitude in such a manner as to adversely reflect the reputation of the Company; or

                  (ii) Employee shall commit any act of embezzlement or similar material dishonest or injurious conduct against the Company; or

                  (iii) Employee shall demonstrate willful and injurious misconduct in connection with the performance of his duties and responsibilities under or pursuant to this Agreement; or

                  (iv) Employee shall demonstrate reckless or grossly negligent and injurious conduct in connection with the performance of, or a gross disregard for his duties and responsibilities under or pursuant to this Agreement.

         In the event the employment of Employee shall be terminated by the Company for cause pursuant to this section, the Employee shall be entitled to receive his salary earned, accrued and payable through the date of such termination. The Employee shall accept the payment pursuant to the terms hereof in full discharge and release of the Company of and from any further obligations under this Agreement. Nothing contained in this section shall constitute a waiver or release by the Company of any rights or claims it may have against Employee, including but not limited to any claims or rights pursuant to this Agreement arising from actions or omissions which may give rise to an event causing termination of this Agreement.

         10.      TERMINATION OF AGREEMENT UPON EMPLOYEE'S
                  EXERCISE OF OPTION TO REPURCHASE: In the event of the Employee exercises his right to reacquire the Company pursuant to Section 6 of the Stock Purchase Agreement between the Employee and Medley Credit Acceptance Corp. of event date, the Employee's employment shall terminate upon the date of Closing.

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         11.      RESTRICTIVE COVENANTS:

                  A. Employee recognizes and acknowledges that as a consequence of his duties hereunder, Employee will be provided access to information concerning the Company's parent, Medley Credit Acceptance Corp. Accordingly, the Employee agree that he will not, during or after the term of his engagement, disclose any confidential information relating to Medley Credit Acceptance Corp. to any individual or entity. The Provisions of this paragraph shall not apply to information which is or shall become generally known to the public, the trade or similarly employed persons, or information which the Employee is required to disclose by law or by order of a court of competent jurisdiction. As used in this Agreement, confidential information shall mean and include materials, agreements, memoranda, documents and all other non-public information relating to Medley Credit Acceptance Corp.'s activities, operations and finances.

                  B. Employee acknowledges that in the event of a violation of the restrictive covenant described above, Medley Credit Acceptance Corp. Could sustain irreparable harm and therefore, in addition to any remedies available to Medley Credit Acceptance Corp., the Company shall be entitled to apply to any court of competent jurisdiction for an injunction restraining Employee from committing or continuing any such violation under this Agreement.

         12. NOTICES: Except as otherwise stated, all notices, requests , demands and other communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given if delivered personally, given by prepaid first class mail, registered or certified, or by duly recognized overnight carrier as follows:

                  To Seller:                IRWIN GROSS
                                            2100 Ponce de Leon Boulevard
                                            Coral Gables, Florida 33134

                  To Buyer:                 MEDLEY CREDIT ACCEPTANCE CORP.
                                            Attention: Robert Press, President
                                            1100 Ponce de Leon Boulevard
                                            Coral Gables, Florida 33134

         13.      MISCELLANEOUS PROVISIONS:

                  A. Construction: This Agreement shall be construed and enforced under the laws of the State of Florida. In the event any provision of this Agreement shall be declared invalid by a court of competent jurisdiction, said invalidity shall not invalidate the Agreement as a whole, but said Agreement shall be construed as if the invalidated provision was omitted from the Agreement.


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                  B. Entire Agreement: This Agreement supersedes and cancels any and all other contracts referring to the subject matter herein. No modifications, alterations or waivers of this Agreement shall be effective, unless in writing, executed by the Parties hereto.

                  C. Assignability: This Agreement shall inure to the benefit of the Parties, their successors and assigns.

                  D. Counterparts: This Agreement may be executed in several counterparts, each of which shall be deemed an original, but all of which counterparts collectively shall constitute one instrument representing the Agreement between the Parties hereto.

                  E. Captions. Captions of the various sections contained in this Agreement are intended to be used solely for convenience of the Parties and are not intended, nor are they deemed to modify or explain, or to be used as an aid in the construction of any of the provisions of this Agreement.

         IN WITNESS WHEREOF, the Parties have hereunto set their hands and seals.

         DATED as to the Company this 13th day of March, 1998

                                          MEDLEY CREDIT ACCEPTANCE CORP.


                                          By:__________________________________

         DATED as to the Employee this 13th day of March, 1998


                                          _____________________________________
                                          IRWIN GROSS




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